EXHIBIT 11 - COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
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
                             Six Months Ended         Three Months Ended
                            June 30    June 30       June 30      June 30
                              1997      1996          1997          1996
Net Earnings                 $342,188   $351,164     $108,881     $153,440

Primary earnings per share:

Weighted average number of
 common shares outstanding  5,791,911  5,773,037    5,791,911    5,773,037


Add: Shares arising from the
     assumed  exercise of stock
     options (as determined  under
     the Treasury Stock Method)     0          0            0            0


Weighted average of common
  and equivalent shares     5,791,911  5,773,037    5,791,911    5,773,037


  Primary earnings per share     $.06       $.06         $.02         $.03


Fully diluted earnings per share:


Weighted average number of
 common shares  outstanding
 (as determined for the
 Primary  earnings per share
 calculation above)         5,791,911  5,773,037    5,791,911    5,773,037


Add:  Additional shares
 arising from the assumed
 exercise of stock options (as
 determined under the Treasury
 Stock Method)                 83,096    117,340       93,532      115,380


Weighted average of common
 and equivalent shares      5,875,007  5,890,377    5,885,443    5,888,417


Fully diluted earnings
 per share                       $.06       $.06         $.02         $.03
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